UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2009

(Date of earliest event reported)

PHARMACYCLICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26658	94-3148201

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

995 E. Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330

(Address of principal executive offices including zip code and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On March 31, 2009, Robert W. Duggan & Associates ("RWD"), increased the amount of its unsecured loan to Pharmacyclics, Inc. (the "Registrant"), from $5,000,000 (originally loaned on December 30, 2008, the "Original Loan") to $6,400,000 (the "Loan"). Other than the increase of the principal amount of the Loan, none of the other terms and conditions of the Loan have been changed. As previously provided, under the terms of the Loan, the Registrant is to pay RWD the principal sum of $6,400,000 on the earlier of (i) July 1, 2010 or (ii) upon the closing of an equity offering or rights offering by the Registrant (provided that the Loan shall only accelerate up to the amount of net proceeds raised in the equity offering or rights offering, as the case may be). The interest rate on the Original Loan was 1.36% from December 30, 2008 until March 31, 2009, and the Loan bears interest as follows: (i) the rate of interest in effect for such day as publicly announced from time to time by Citibank N.A. as its "prime rate" from April 1, 2009 until December 31, 2009 and (ii) the prime rate plus 2% from January 1, 2010 until the expiration of the Loan. Interest is to be paid annually.

RWD is controlled by the Registrant's Chairman of the Board and Chief Executive Officer, Robert W. Duggan. Mr. Duggan is the beneficial owner of approximately 28% of the Registrant's outstanding common stock. The Loan was unanimously approved by the Registrant's Board of Directors.

The Company anticipates its cash balance at the end of March 2009 to be approximately $11.4 million.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 6, 2009

PHARMACYCLICS, INC. By: /s/ ROBERT W. DUGGAN Name: Robert W. Duggan Title: Chairman and Chief Executive Officer